CERTIFICATE OF TRUST
OF
PERMANENT PORTFOLIO FAMILY OF FUNDS
This Certificate of Trust of Permanent Portfolio Family of Funds (“Trust”) is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, all of the trustees of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.).
FIRST:	The name of the statutory trust formed hereby is:
“Permanent Portfolio Family of Funds”.
SECOND:              The Trust is, or will become prior to or within one hundred eighty days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a‑1 et seq.).
THIRD:  The address of the registered office of the Trust in the State of Delaware is:
c/o Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808
FOURTH:              The address of the registered agent for service of process on the Trust in the State of Delaware is:
2711 Centerville Road, Suite 400
Wilmington, DE 19808
The name of the registered agent at such address is:
               Corporation Service Company

FIFTH:   The “governing instrument” of the Trust (within the meaning of the Delaware Statutory Trust Act) (“Declaration of Trust”) provides for the issuance of one or more series of shares of beneficial interest in the Trust.  Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Trust, or any other series thereof.  As provided in the Declaration of Trust: (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof; and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

SIXTH:  This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust as of this 15th day of September 2015.
PERMANENT PORTFOLIO FAMILY OF FUNDS

By:	/s/ David P. Bergland
David P. Bergland, Trustee

By:	/s/ Hugh A. Butler
Hugh A. Butler, Trustee

By:	/s/ Michael J. Cuggino
Michael J. Cuggino, Trustee

By:	/s/ Roger Doebke
Roger Doebke, Trustee